Exhibit 2.1

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of the 10th day of October, 2011, among Bankrate, Inc., a Delaware corporation (“Purchaser”) and Hussein Enan and his spouse (together, “Shareholder”).

WHEREAS, Purchaser and InsWeb Corporation, a Delaware corporation (“Seller”) propose to enter into an Asset Purchase Agreement, to be dated as of or after the date hereof (the “Asset Purchase Agreement”), which provides, among other things, for Purchaser to purchase certain assets and assume certain liabilities of Seller (the “Transaction”), upon the terms and subject to the conditions set forth in the Asset Purchase Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Asset Purchase Agreement);

WHEREAS, Purchaser and Shareholder are executing this agreement prior to the execution of the Asset Purchase Agreement;

WHEREAS, Shareholder owns shares of common stock, $.01 par value per share, of Seller (the “Common Stock”, which for the avoidance of doubt, shall include any restricted shares) and shares subject to stock options exercisable for Common Stock (such shares of Common Stock, together with any other shares of capital stock of Seller acquired (whether beneficially or of record) by Shareholder after the date hereof and prior to the earlier of the Closing and the termination of all of Shareholder’s obligations under this Agreement, including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, receipt of shareholder approval is a condition to the consummation of the Transaction; and

WHEREAS, as a condition to the willingness of Purchaser to enter into the Asset Purchase Agreement and as an inducement and in consideration therefor, Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. From and after the date hereof until the earlier of (a) the consummation of the Transaction and (b) the termination of the Asset Purchase Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of Seller’s shareholders, however called, or in connection with any written consent of Seller’s shareholders, the Shareholder (in such capacity and not in any other capacity) will (i) appear at such meeting or otherwise cause its Covered Securities (as defined below) to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of Shareholder’s Securities beneficially owned or controlled by Shareholder as of the relevant time, other than any restricted shares or shares issuable upon exercise of options for which Shareholder does not have the right to vote (the “Covered Securities”), without regard to any Change of Seller Board Recommendation,

(a) for approval and adoption of the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement,

(b) against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Asset Purchase Agreement or in competition or inconsistent with the Transaction and the other transactions contemplated by the Asset Purchase Agreement,

(c) against any other action, agreement or transaction, that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Transaction or any of the other transactions contemplated by the Asset Purchase Agreement or this Agreement or the performance by Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Seller or any of its Subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of Seller or any of its Subsidiaries (other than the Transaction) or a reorganization, recapitalization or liquidation of Seller or any of its Subsidiaries; (iii) an election of new members to the board of directors of Seller, other than nominees to the board of directors of Seller who are serving as directors of Seller on the date of this Agreement or as otherwise provided in the Asset Purchase Agreement; (iv) any material change in the present capitalization or dividend policy of Seller or any amendment or other change to Seller’s articles of incorporation or bylaws, except for an amendment to change Seller’s corporate name as contemplated by the Asset Purchase Agreement or any amendment or other change if approved in writing by Purchaser; or (v) any other material change in Seller’s corporate structure or business, except if approved in writing by Purchaser,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Seller contained in the Asset Purchase Agreement, or of Shareholder contained in this Agreement, and

(e) in favor of any other matter necessary to the consummation of the transactions contemplated by the Asset Purchase Agreement, including the Transaction.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

1.2.1 From and after the date hereof until the Expiration Time, Shareholder hereby irrevocably and unconditionally grants to, and appoints, Purchaser and any designee thereof Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) its Covered Securities, without regard to any Change in Seller Board Recommendation,

(a) for approval and adoption of the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement,

(b) against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Asset Purchase Agreement or in competition or inconsistent with the Transaction and the other transactions contemplated by the Asset Purchase Agreement,

(c) against any other action, agreement or transaction, that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Transaction or any of the other transactions contemplated by the Asset Purchase Agreement or this Agreement or the performance by Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Seller or any of its Subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of Seller or any of its Subsidiaries (other than the Transaction) or a reorganization, recapitalization or liquidation of Seller or any of its Subsidiaries; (iii) an election of new members to the board of directors of Seller, other than nominees to the board of directors of Seller who are serving as directors of Seller on the date of this Agreement or as otherwise provided in the Asset Purchase Agreement; (iv) any material change in the present capitalization or dividend policy of Seller or any amendment or other change to Seller’s articles of incorporation or bylaws, except for an amendment to change Seller’s corporate name as contemplated by the Asset Purchase Agreement or any amendment or other change if approved in writing by Purchaser; or (v) any other material change in Seller’s corporate structure or business, except if approved in writing by Purchaser,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Seller contained in the Asset Purchase Agreement, or of Shareholder contained in this Agreement, and

(e) in favor of any other matter necessary to the consummation of the transactions contemplated by the Asset Purchase Agreement.

1.2.2 Shareholder hereby represents that any proxies heretofore given in respect of Shareholder’s Securities, if any, are revocable, and hereby revokes such proxies.

1.2.3 Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Asset Purchase Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable. If for any reason the proxy granted herein is not irrevocable, then Shareholder agrees to vote its Covered Securities in accordance with Section 1.2.1(a) through Section 1.2.1(e) above as instructed by Purchaser in writing. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers. Shareholder hereby agrees that, from the date hereof until the Expiration Time, it shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise), any Securities, except in connection with cashless exercises or similar transactions (including, in respect of tax withholding) pursuant to the exercise of options for Common Stock or settlement of other awards or obligations outstanding as of the date hereof, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) other than stock options outstanding on the date hereof that would expire by their terms prior to the record date established for the Seller Stockholder Meeting (as to which this clause (c) shall not apply, it being understood that such options are exercisable for no more than 50,000 shares of Common Stock), exercise any stock options to acquire Common Stock prior to such record date, or (d) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (a), (b) or (c).

Section 1.4 Inconsistent Agreements. Shareholder hereby covenants and agrees that, except for this Agreement, it (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Securities and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to its Covered Securities.

Section 1.5 No Solicitation. Subject to Section 4.14, Shareholder agrees that it shall not directly or indirectly take any action or omit to take any action that, if taken or omitted by Seller or its Representatives, would constitute a breach of or a failure to comply with the terms of or procedures set forth in Section 7.2 of the Purchase Agreement.

ARTICLE II
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF SHAREHOLDER

Section 2.1 Representations and Warranties. Shareholder represents and warrants to Purchaser as follows: (a) Shareholder has full legal right and capacity to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by Shareholder and the execution, delivery and performance of this Agreement by Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Shareholder and no other actions or proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, (d) the execution and delivery of this Agreement by Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon Shareholder or Covered Securities, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except for filings with the Securities and Exchange Commission by Shareholder, (e) Shareholder owns, beneficially and of record, or controls 1,457,488 shares of Common Stock and options to acquire 506,500 shares of Common Stock, which constitute all of his Securities and (f) except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various states of the United States, Shareholder owns, beneficially and of record, or controls all of his Securities (and any additional Securities acquired by it after the date hereof) free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement) and has sole voting power with respect to the Covered Securities and sole power of disposition with respect to all of Shareholder’s Securities, other than any of Shareholder’s restricted shares or options to acquire Common Stock which Shareholder does not have the right to dispose of under Seller’s equity incentive and stock ownership plans, with no restrictions on Shareholder’s rights of voting or disposition pertaining thereto, and no person other than Shareholder has any right to direct or approve the voting or disposition of any of Shareholder’s Securities.

Section 2.2 Covenants. Shareholder hereby:

(a) agrees, prior to the Expiration Time, not to take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by Shareholder of his obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Transaction that Shareholder may have with respect to Shareholder’s Securities;

(c)agrees to promptly notify Seller and Purchaser of the number of any new Securities acquired by Shareholder after the date hereof and prior to the Expiration Time. Any such Securities shall be subject to the terms of this Agreement as though owned by Shareholder on the date hereof;

(d) agrees to permit Seller to publish and disclose in the Proxy Statement Shareholder’s identity and ownership of Securities and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement; and

(e) shall and does authorize Purchaser or its counsel to, notify Seller’s transfer agent that there is a stop transfer order with respect to all of its Securities (and that this Agreement places limits on the voting and transfer of such shares).

ARTICLE III
TERMINATION

This Agreement shall terminate and be of no further force or effect (i) upon the Expiration Time or (ii) on the fifth (5th) calendar day following the date of this Agreement should the Asset Purchase Agreement not be executed by all of the parties thereto as of such date. Notwithstanding the preceding sentence, this Article III and Article IV shall survive any termination of this Agreement. Nothing in this Article III shall relieve or otherwise limit any party of liability for willful and knowing breach of this Agreement.

ARTICLE IV
MISCELLANEOUS

Section 4.1 Expenses. Except as otherwise may be agreed in writing, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such costs, fees and expenses.

Section 4.2 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, delivered by registered or certified mail, return receipt requested, or by a national courier service, or sent by email or facsimile, provided that the email facsimile is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Purchaser:

Bankrate, Inc.
11760 U.S. Highway One, Suite 200
North Palm Beach, Florida 33408
Attention: Edward J. DiMaria
Facsimile: (917) 368-8611
Email: EDiMaria@bankrate.com

with copies to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Benjamin M. Roth, Esq.
Facsimile: 212-403-2000
Email: bmroth@wlrk.com

To Shareholder:

Hussein A. Enan
InsWeb Corporation
10850 Gold Center Drive, Suite 250
Rancho Cordova, CA 95670
Facsimile: (916) 631-0846
Email: henan@insweb.com

with a copy to:

Sidley Austin LLP
1001 Page Mill Road, Building 1
Palo Alto, CA 94304
Attention: Karen Dreyfus
Facsimile: (650) 565-7100
Email: kdreyfus@sidley.com

Section 4.3 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Purchaser and Shareholder, and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 4.4 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of Law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other party hereto; provided that Purchaser may assign its rights and obligations under this Agreement to a Subsidiary of Purchaser, so long as Purchaser remains liable for its obligations hereunder.

Section 4.5 No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 4.6 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 4.7 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.8 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chosen Courts; (b) each of the parties irrevocable and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in the Chosen Courts or that such action was brought in an inconvenient court and agrees not to plead or claim the same; (c) each party agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 4.2 and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware; and (d) each of the parties irrevocably waives the right to trial by jury.

Section 4.9 Specific Performance. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser and Shareholder would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.

Section 4.10 Interpretation. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The words “including” shall mean “including, without limitation.” When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article of or a Section of this Agreement unless otherwise indicated. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 4.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

Section 4.12 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 4.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 4.14 Capacity. Shareholder is signing this Agreement solely in his capacity as a shareholder of Seller and nothing contained herein shall in any way limit or affect any actions taken by any of Shareholder in his capacity as an officer or director of Seller, and no action taken in any such capacity as an officer or director shall be deemed to constitute a breach of this Agreement.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

HUSSEIN A. ENAN
/s/ Hussein A. Enan
Hussein A. Enan

DANIELLE S. ENAN
/s/ Danielle S. Enan
Danielle S. Enan

[Signature Page to Enan Voting and Support Agreement]

BANKRATE, INC.
By:	/s/ Danielle S. Enan
Name: Thomas R. Evans Title: President and Chief Executive Officer

[Signature Page to Enan Voting and Support Agreement]